Exhibit 10.1
CONSULTING AGREEMENT
     This CONSULTING AGREEMENT (“Agreement”) dated as of October 27, 2005 is entered into by and between AMERISAFE, INC., a Texas corporation (the “Company”), and Mark R. Anderson (“Consultant”).
WITNESSETH:
     WHEREAS, Consultant is currently an executive officer and director of the Company, and has been an employee of the Company since 1986; and
     WHEREAS, Consultant will resign as a member of the Board of Directors of the Company effective as of the date hereof and retire from the Company effective as of December 31, 2005; and
     WHEREAS the Company desires to retain Consultant to provide services to the Company for the period provided in this Agreement, and Consultant desires to provide such services to the Company, all in accordance with the terms and conditions set forth below;
     NOW, THEREFORE, for and in consideration of the premises hereof and the mutual covenants contained herein, the parties hereto hereby covenant and agree as follows:
1.	Resignation.
(a)	Consultant hereby resigns as a member of the Board of Directors of the Company effective as of the date hereof.

(b)	Consultant hereby agrees to continue as an employee of the Company, in the position as an Executive Vice President, through December 31, 2005. Effective as of the close of business on December 31, 2005, Consultant hereby agrees to resign from his employment, and all officer and director positions, with the Company and each of its subsidiaries.
2.	Engagement.
(a)	Effective as of January 1, 2006, the Company hereby agrees to retain Consultant as an independent consultant to provide the services described in Section 4 of this Agreement, and Consultant hereby agrees to provide such services, for the period set forth in Section 3 hereof, subject to the terms and conditions hereinafter set forth.

(b)	Consultant affirms and represents that he is under no obligation to any former employer or other party which is in any way inconsistent with, or which imposes any restriction upon, Consultant’s engagement hereunder as a consultant with the Company, or Consultant’s undertakings under this Agreement.
3.	Term of Engagement. Unless earlier terminated by Consultant or the Company as provided in this Agreement, the term of Consultant’s engagement under this Agreement shall be for a period beginning on January 1, 2006 (the “Effective Date”) and ending on January 1, 2011. Such period or, if Consultant’s engagement hereunder is earlier terminated as provided herein such shorter period, is sometimes referred to herein as the “Consulting Term”.
4.	Duties. Consultant shall serve as an independent contractor consultant to the Company and, as such, will perform such general consulting and advisory services in relation to the Company’s general business matters as may be requested from time to time by the Chief Executive Officer of the Company. The Company and Consultant mutually agree that the scope of Consultant’s duties may require frequent travel and the Company specifically authorizes Consultant, for the benefit of the Company and Consultant, to perform his duties principally from his personal residence in Florida, with such travel to other locations from time to time as the Chief Executive Officer of the Company may reasonably prescribe. Consultant shall render such services diligently, in a reasonable manner and in the best interests of the Company. Consultant shall use his good faith efforts, judgment and energy to improve and advance the business and interests of the Company and its subsidiaries. Consultant shall reasonably and in good faith cooperate with the Company and shall attend and participate in meetings, conferences and/or other business events as requested by the Chief Executive Officer. Consultant shall also assist the Company to perform such other acts and to perform such other duties, as may be requested by the Chief Executive Officer or as may be required and/or necessary for the Company to fulfill legal, regulatory and/or compliance obligations, fiduciary responsibilities and/or corporate reporting and/or governance requirements.
5.	Conflicts of Interest and Compliance. Consultant shall not engage in any conflict of interest and/or take any actions or engage in any conduct which is contrary to the exclusive interests of the Company. Consultant shall comply with all applicable laws and regulations (federal, state and/or local) and shall comply with all applicable directives, orders and regulations of any governmental agency or regulatory body including federal, state and local agencies and bodies. Consultant shall also comply with all policies and procedures of the Company and directives of the Board of Directors.
6.	EEO Compliance. Consultant shall not engage in any conduct which constitutes an unlawful employment practice or which violates any laws or regulations (federal, state and/or local) prohibiting discrimination, harassment and/or retaliation. Consultant acknowledges that the Company is an Equal Opportunity Employer and prohibits all forms of unlawful discrimination in the terms and conditions of employment and prohibits all forms of harassment, including sexual harassment.
7.	Compensation. As compensation for the services to be performed by Consultant hereunder during the Consulting Term, the Company shall pay Consultant a fee in an amount equal to $125,000 per calendar year (the “Consulting Fee”). The Consulting Fee will be earned ratably over the applicable calendar year and one-fourth of such amount will be payable on the first business day of each calendar quarter. Subject to the completion of the proposed initial public offering of the Company’s Common Stock prior to January 31, 2006, Consultant will be awarded options to purchase 95,000 shares of the Common Stock, par value $.01 per share, of the Company pursuant to the Company’s

2005 Equity Incentive Plan. Such options shall vest ratably over a five-year period and shall be subject to the other terms set forth in the form of Option Agreement provided to Consultant.
8.	Expenses. Consultant will be entitled to reimbursement for all reasonable out-of-pocket business expenses incurred by Consultant in the performance of his duties hereunder incurred with the prior consent of an officer of the Company.
9.	Confidential Information. Consultant hereby covenants, agrees and acknowledges as follows:
(a)	Consultant has had and will have access to and will participate in the development of or be acquainted with confidential or proprietary information and trade secrets that directly or indirectly relate to the business, prospects, operations and other aspects of the Company and any other present or future affiliates, subsidiaries and/or related entities of the Company (collectively with the Company, the “Companies”), including but not limited to (1) customer, insurance agent and reinsurer lists; the identity, lists or descriptions of new or prospective customers, insurance agents and reinsurers; financial statements; cost reports or other financial information; contract proposals or bidding information, business plans; training and operations methods and manuals; personnel records; software programs; reports and correspondence; and management systems, policies or procedures, including related forms and manuals; (ii) information pertaining to future developments such as future marketing or acquisition plans or ideas; and (iii) all other tangible and intangible property, which are used in the business and operations of the Companies but not made public. The information and trade secrets relating to the business of the Companies described hereinabove in this paragraph 9(a) are hereinafter referred to collectively as the “Confidential Information”, provided that the term “Confidential Information” shall not include any information (x) that is or becomes publicly available (other than as a result of violation of this Agreement by Consultant), or (y) that Consultant receives or received on a non-confidential basis from a source (other than the Companies or any of their representatives) that is not prohibited from disclosing such information by a legal, contractual or fiduciary obligation (provided, however that Consultant shall not be deemed to be in violation of this clause (y) unless he has actual knowledge of any such obligation on the party of any such source).

(b)	Consultant shall not disclose, use or make known for his or another’s benefit any Confidential Information or use such Confidential Information in any way except in connection with the performance of Consultant’s duties under this Agreement. Consultant may disclose Confidential Information in response to an order or subpoena of a court or governmental agency of competent jurisdiction and authority provided, however, notice of such order or subpoena shall be immediately communicated to the Company telephonically and in writing so that the Company shall have an opportunity to intervene and assert its rights to nondisclosure prior to any response by Consultant to such an order or subpoena and in such notice, Consultant shall advise as to whether or not he intends to comply with and/or respond to the order and/or subpoena.
(c)	Consultant acknowledges and agrees that a remedy at law for any breach or threatened breach of the provisions of this Section 9 would be inadequate and, therefore, agrees that the Company shall be entitled to injunctive relief in addition to any other available rights and remedies in case of any such breach or threatened breach; provided, however, that nothing contained herein shall be construed as prohibiting the Company from pursuing any other rights and remedies available for any such breach or threatened breach.

(d)	Consultant agrees that upon termination of this Agreement for any reason, Consultant shall promptly return to the Company all Confidential Information in his possession in whatever form maintained (including, without limitation, documentation in any format or medium, computer disks and other electronic media).

(e)	The obligations of Consultant under this Section 9 shall, except as otherwise provided herein, survive the termination of the Consulting Term and/or the expiration or termination of this Agreement for a period of two years.
10.	Termination.
(a)	This Agreement shall be terminated as follows:
(i)	upon the death of Consultant;

(ii)	upon the Disability of Consultant;

(iii)	by Consultant upon 90 days’ written notice to the Company;

(iv)	by the Company upon notice to Consultant for “Cause”.

For the purposes of this Agreement “Disability” means Consultant’s inability to substantially perform his duties under this Agreement for 60 consecutive days or for 120 or more days in any 12-month period, and “Cause” means that any of the following has occurred with respect to Consultant: (1) conviction of the commission of a felony, (2) acts of dishonesty or moral turpitude which are materially detrimental to the Companies, (3) acts or omissions which Consultant reasonably knew were likely to materially damage the business of the Company (it being mutually agreed that any breach of Section 9 (confidentiality) would result in material damage to the Company), (4) the willful disparagement by Consultant of the Companies or their executives or employees, or Consultant willfully engaging in any conduct detrimental to their reputation, (5) failure by Consultant to comply with the reasonable and lawful orders of the Chief Executive Officer of the Company, (6) gross negligence by Consultant in the performance of, or failure to perform, his obligations hereunder, or (7) Consultant’s breach of this Agreement; provided, however, that prior to any termination pursuant to clauses (5), (6) or (7) above, the Company shall have provided Consultant with written notice of such action, failure or event and a reasonable period in which to cure the same. This advance notice and cure provision for termination pursuant to clauses (5), (6) or (7) above shall not apply and is not required if giving notice and/or a cure period would be contrary to the best interests of the Company.
(b)	Notwithstanding anything to the contrary expressed herein, the Company shall not be obligated to make any payments to Consultant or on his behalf of whatever kind or nature by reason of the termination of this Agreement pursuant to Section 8(a), other than (i) such portion, if any, of the Consulting Fee as shall be accrued and remained unpaid as of the date of said cessation and (ii) such other amounts, if any, which may be then otherwise payable to Consultant pursuant to the terms of Section 6 above.
11.	Restrictive Covenants.
11.01	Non-Competition and Non-Solicitation of Customers and Agents
(a)	Consultant agrees that during the Noncompete Period (as defined in Section 11.01(b) of this Agreement), without the prior written consent of the Company, Consultant shall refrain, directly or indirectly, and whether as a principal, agent, employee, owner, partner, officer, director, shareholder, member or otherwise, alone or in association with any other person or entity, from carrying on or engaging in a business similar to that of the Company and from soliciting customers, clients and insureds of the Company within the Designated Area, so long as the Company carries on a like business therein;

(b)	For purposes of this Agreement, “Noncompete Period” shall mean the Consulting Term; provided, however, the Company shall have the exclusive option and absolute right to extend the Noncompete Period for a period of up to 24 months following the termination of this Agreement (but in no event beyond January 1, 2011) if the Company (A) delivers written notice to Consultant exercising such option (1) on the date this Agreement is terminated pursuant to Section 10(a)(ii) or, (2) if this Agreement is terminated pursuant to Section 10(a)(iii) or 10 (a)(iv), within 30 days following the date on which the notice referred to in Section 10(a)(iii) or 10(a)(iv), as applicable, is delivered and (B) agrees to pay and does pay Consultant the portion of the Consulting Fee that would have been payable to Consultant during such period had this Agreement not been terminated. If the Company exercises this option and right and complies with the requirements for same, the Noncompete Period shall be extended for the period designated and Consultant agrees and acknowledges that he is bound by such period.

(c)	Definition of Designated Area. The term “Designated Area” shall mean the states, parishes, counties and/or municipalities designated in Attachment “A”.

(d)	Business of the Company. Consultant acknowledges and understands that the “business” of the Company involves and relates to the underwriting of risks for worker’s compensation insurance and related services. Consultant further acknowledges, agrees and represents that he understands and knows the business in which the Company is engaged and the scope, activities and/or business pursuits involved in the business of the Company and in the underwriting of risks for worker’s compensation insurance and related services. Consultant further acknowledges and understands that the non-competition and non-solicitation of customer restrictions in this Agreement prohibit Consultant from engaging, in any capacity and/or any position, and/or from conducting any activities and/or business similar to that of the Company and under the specific terms and conditions of this Agreement.

(e)	Customers of the Company. For purposes of this Agreement, “customers” shall include, but are not limited to, insured businesses and/or entities who have and/or have had insurance coverage with the Company and insurance agents with whom the Company has contracts, agreements, arrangements and/or any type of business, insurance placement and/or working relationship. Consultant acknowledges and represents that he understands the nature of the Company’s customer relationships and who and/or what comprises its customers.
11.02	Non-Solicitation of Employees. Consultant shall not, during the Consulting Term and for a period of two years following the termination or expiration of this Agreement, directly or indirectly solicit or induce, or attempt to solicit or induce, any employee, agent (including insurance agents), of or consultant to the Company to leave his or her employment or terminate his or her consultation agreement or similar relationship with the Company.

11.03	Amerisafe Designation. As used in this Section 11, Amerisafe, Inc. and/or the “Company” includes Amerisafe, Inc., American Interstate Insurance Company, Silver Oak Casualty, Inc., American Interstate Insurance Company of Texas, Amerisafe Risk Services, Inc., Amerisafe General Agency, Inc. and any and all predecessor entities, successor entities, affiliate entities, parent companies and subsidiaries. The parties acknowledge and agree that the restrictive covenants in this Section 11 inure to the benefit of and operate for the interest of all of the above-mentioned companies and affiliates.

11.04	Remedies. In the event of a breach, or a threatened or attempted breach, of any provision of this Section 11 by Consultant, the parties recognize that such a breach would cause irreparable harm to the Company, thus the Company shall, in addition to all other remedies, be entitled to: (a) a temporary, preliminary and/or permanent injunction against such breach without the necessity of showing any actual damages or any irreparable injury; (b) a decree for the specific performance of this Agreement; and/or (c) damages, attorney’s fees and costs. All remedies in favor of Company shall not be exclusive, but shall be cumulative.
11.05	Construction, Reformation and Severability. It is understood and agreed that, should any portion of any clause or paragraph of this Section 11 be deemed too broad to permit enforcement to its full extent, or should any portion of any clause or paragraph of this Section 11 be deemed unreasonable, then said clause or paragraph shall be reformed and enforced to the maximum extent permitted by law. Additionally, if any of the provisions of this Section 11 are ever found by a court of competent jurisdiction to exceed the maximum enforceable (i) periods of time, (ii) geographic areas of restriction, (iii) scope of non-competition or non-solicitation and/or (iv) description of the Company’s business or customers, or for any other reason, then such unenforceable element(s) of this Section 11 shall be reformed and reduced to the maximum periods of time, geographic areas of restriction, scope of non-competition or non-solicitation and/or description of the Company’s business that is permitted by law. In this regard, any unenforceable, unreasonable and/or overly broad provision shall be reformed and/or severed so as to permit enforcement to the fullest extent permitted by law. Reformation and severability shall apply. Moreover, the restrictive covenants contained herein shall be interpreted and applied to the broadest extent possible under La.R.S. 23:921, and any future amendments to said statute which broaden or expand the Company’s rights shall apply.

11.06	Reasonableness. Consultant acknowledges, represents and agrees that the restrictive covenants in this Section 11 are reasonable in nature, scope, time and territory and in the terms and conditions set forth herein. Consultant acknowledges, represents and agrees that the Company has expended substantial cost in training Consultant and that the Company has provided him with access to valuable information and has provided him with valuable experience. In addition, Consultant acknowledges, represents and agrees that the Company has placed Consultant in contact with its customers and has made Consultant part of its business plans. Consultant further acknowledges, represents and agrees that Consultant would not have obtained such training, experience, contacts and information from other sources without his relationship with the Company. Consultant further acknowledges, represents and agrees that the foregoing have occurred and/or resulted based on the Company’s reliance on these restrictive covenants and Consultant’s representations and obligations made herein. Consultant further acknowledges, represents and agrees that this Section 11 and the obligations of Consultant under these restrictive covenants are reasonable in order to protect the legitimate interests of the Company. Consultant further acknowledges, represents and agrees that by virtue of his prior employment with the Company, and his knowledge of the Company and the workers’ compensation industry, he is an integral and influential component of the

Company’s current and future business plans. It is Consultant’s desire and intent that this Agreement be given full force and effect.
12.	Independent Contractor. Nothing herein shall be construed to create any relationship of agent and principal, partnership, or joint venture between or among the parties. No party shall assume, either directly or indirectly, any liability for the other party. Consultant’s relationship to the Company during the Consulting Term shall be that of an independent contractor, and Consultant acknowledges and agrees that he is not an employee and he is not entitled to any employment benefits. Consultant expressly waives any right or claim to participation or eligibility in any employee benefit plan. Neither party shall have the authority to bind or obligate the other in any way and shall not represent that it has such authority.

13.	Provision of Equipment. Consultant shall be permitted to retain all computers and related equipment in his possession on the date hereof. Consultant acknowledges that he has possession of all computer and other equipment he requires to perform his obligations under this Agreement and that the Company has no obligation to provide any computer or other equipment, software or other supplies.

14.	Non-Assignability.
(a)	Neither this Agreement nor any right or interest hereunder shall be assignable by Consultant or his beneficiaries or legal representatives without the Company’s prior written consent; provided, however, that nothing in this Section 14(a) shall preclude Consultant from designating a beneficiary to receive any benefit payable hereunder upon his death or incapacity.

(b)	Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation or to exclusion, attachment, levy or similar process or to assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect.

(c)	Company shall have the right to assign this agreement to any affiliate entity or acquiring entity.
15.	Binding Effect. Without limiting or diminishing the effect of Section 14 hereof, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, successors, legal representatives and assigns.
16.	Notices. All notices which are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be sufficient in all respects if given in writing (i) when received if delivered personally, (ii) five business days after being mailed by certified or registered mail, return receipt requested and postage prepaid, (iii) one business day after being sent via a nationally recognized overnight courier, or (iv) when dispatched via facsimile confirmed by certified or registered mail, return receipt requested and postage prepaid, if to the Company at the Company’s principal place of business, and if to Consultant, at his home address most recently filed with the Company, or to such other address or addresses as either party shall have designated in writing to the other party hereto.
17.	Law Governing. This Agreement shall be governed by and construed in accordance with the laws of the State of Louisiana and without regard to the application of conflict of laws principles in general and statutory provisions addressing conflicts of laws under the Louisiana Civil Code or any other Louisiana law.
18.	Severability. Consultant agrees that in the event that any court of competent jurisdiction shall finally hold that any provision of this Agreement is void or constitutes an unreasonable restriction against Consultant, this agreement shall not be rendered void but shall apply with respect to such extent as such court may judicially determine constitutes a reasonable restriction under the circumstances. If any part of this Agreement is held by a court of competent jurisdiction to be invalid, illegible or incapable of being enforced in whole or in part by reason of any rule of law or public policy, such part shall be deemed to be severed from the remainder of this Agreement for the purpose only of the particular legal proceedings in question and all other covenants and provisions of this Agreement shall in every other respect continue in full force and effect and no covenant or provision shall be deemed dependent upon any other covenant or provision. Severability and reformation shall apply.

It is understood and agreed that, should any portion of any clause or paragraph of this Agreement be deemed too broad to permit enforcement to its full extent, or should any portion of any clause or paragraph of this Agreement be deemed unreasonable, then said clause or paragraph shall be reformed and enforced to the maximum extent permitted by law.

19.	Waiver. Failure to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant or condition, nor shall any waiver or relinquishment of any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times.
20.	Entire Agreement; Modifications. This Agreement, with referenced Attachment “A,” constitutes the entire and final expression of the agreement of the parties with respect to the subject matter hereof and supersedes all prior and/or contemporaneous agreements, oral and written, between the parties hereto with respect to the subject matter hereof, including without limitation the Executive Agreement, dated January 1, 2004, between Consultant and the Company. This Agreement may be modified or amended only by an instrument in writing signed by both parties hereto.
21.	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

AMERISAFE, INC.
BY:	/s/ C. Allen Bradley, Jr.
C. Allen Bradley, Jr., President and Chief
Executive Officer

CONSULTANT:
BY:	/s/ Mark R. Anderson.
Mark R. Anderson

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